Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of March 1, 2011, by and between MESA AIR GROUP, INC., a Nevada corporation (the “Company”), and US AIRWAYS, INC., a Delaware corporation (the “Investor”).

RECITALS:

The Company’s wholly owned subsidiary, Mesa Airlines, Inc., a Nevada corporation (“Mesa”), and the Investor have entered into an Amendment to the Code Share and Revenue Sharing Agreement, dated February 1, 2001, as amended (the “Amendment”), of even date herewith, which provides that the Company shall issue to the Investor, pursuant to the Company’s Plan of Reorganization, as amended from time to time (the “Mesa Plan”), 1,000,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), representing ten percent of the equity capitalization of the Company on a fully-diluted basis. The Amendment further provides that the Company and the Investor shall enter into this Agreement in order to provide the Investor with, among other things, certain rights to register shares of the Common Stock held by such Investor, rights to receive information pertaining to the Company and other rights, as further set forth herein.

AGREEMENT:

The parties agree as follows:

1. Registration Rights; Other Matters Relating to the Shares.

1.1 Certain	Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control,” including the terms “controlling,” “controlled by” and “under common control,” means possession, direct or indirect, of power to direct or cause the direction of the management or policies, whether through ownership of voting securities or otherwise.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Holder” means (i) the Investor and (ii) any Person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 1.11 hereof.

“Indenture” shall have the definition set forth in Section 2.3(f).

“Initiating Holder(s)” means any Holder or Holders who propose to register securities, the aggregate offering price of which, net of underwriting discounts and commissions, is at least $500,000.

“Notes” shall have the definition set forth in Section 2.3(f) of this Agreement.

“Other Stockholders” means Persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated organization, government or agency or political subdivision thereof.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 1 hereof, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company), but shall not include Selling Expenses.

“Registrable Securities” shall mean (i) the Shares and (ii) any securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Shares.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Sale of the Company” means, at any time following the date of this Agreement, the occurrence of any of the following: (i) the consummation of any transaction or series of related transactions in which any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) “beneficially owns” (as such term is defined in Section 13(d)(3) of the Exchange Act) more than 50% of the Common Stock (calculated on an as-if-converted and fully diluted basis), (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), or (iii) the consummation of any transaction, or series of related transactions (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as such term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 50% of the Common Stock or, as applicable, more than 50% of the equity of the entity surviving such transaction.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities by the Holders, and fees and disbursements of counsel for any Holder.

1.2 Registration on Form S-3.

(a)      Request for Registration on Form S-3. If at any time when it is eligible to use a Form S-3 registration statement, the Company shall receive from the Initiating Holder(s) a written request that the Company effect a registration on Form S-3, the Company will:

(i)      Promptly deliver written notice of the proposed registration to all other Holders; and

(ii)      As soon as practicable, use its reasonable best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within 20 days after delivery of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

(A)      In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(B)      If in the good faith judgment of the Board, such registration would be materially detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to Initiating Holder(s) a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its reasonable best efforts to register, qualify, or comply under this Section 1.2 shall be deferred for a period not to exceed 90 days from the date of delivery of the written request from the Initiating Holder(s); provided, however, that the Company may not invoke this right more than once in any 12-month period.

(b)      The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 1.2(a) after the Company has effected two registrations pursuant to Section 1.2(a). A registration shall not be counted as “effected” for purposes of this Section 1.2(b) until such time as the applicable registration statement has been declared effective by the Commission, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 1.2(b).

(c)      Underwriting; Procedures. If the Initiating Holder(s) intend to distribute the Registrable Securities covered by the request by means of an underwriting, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. If the Initiating Holder(s) intend to distribute the Registrable Securities by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a)(i). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by such Holder. The Company shall (together with all Holders or other Persons proposing to distribute their securities through such underwriting) enter into and perform its obligations under an underwriting agreement, in a form reasonably acceptable to the counsel representing the Holders, with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holder(s) (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holder(s) in writing that marketing factors require a limitation of the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.12. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

(d)      Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable (but in any event within 45 days) after receipt of the request or requests of the Holders.

1.3 Company	Registration.

(a)      Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (A) a registration pursuant to Section 1.2 hereof, (B) a registration relating solely to employee benefit plans, (C) a registration relating solely to a Rule 145 transaction, (D) a registration on any registration form that does not permit secondary sales, the Company will or (E) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(i)      Promptly (but in any event at least 10 days prior to the filing of any registration statement) deliver to each Holder written notice thereof in accordance with Section 3.4; and

(ii)      Use its reasonable best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and delivered to the Company within 20 days after the written notice is delivered by the Company. Such written request may include all or a portion of a Holder’s Registrable Securities.

(b)      Underwriting; Procedures. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform their obligations under an underwriting agreement in the form agreed to between the Company and the managing underwriter selected for such underwriting by the Company and in customary form. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting to an amount not less than 20% of the securities included in such registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as set forth in Section 1.12. If any Person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such Person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

(c)      Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal.

1.4      Registration Procedures. In the case of each registration, qualification, or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification, and compliance and as to the completion thereof and, at its expense, the Company will use its reasonable best efforts to:

(a)      Prepare and file with the Commission a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for a period of at least 120 days or until the distribution described in the registration statement has been completed, whichever occurs first; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock or other securities of the Company, and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such 120-day period shall be extended for up to an additional 90 days to keep the registration statement effective until all such Registrable Securities are sold;

(b)      Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such Holders or such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c)      Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d)      Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e)      Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)      Cause all such Registrable Securities to be listed, not later than the effectiveness of such registration, on each securities exchange on which similar securities issued by the Company are then listed;

(g)      Provide a transfer agent and registrar for all Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)      In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; and

(i)      Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) to the extent such a letter may be delivered in accordance with then-applicable professional standards, a “comfort” letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then-applicable standards of professional conduct permit said letter to be addressed to the Holders); provided, however, that only Investor, and not any assignee of Investor or other Holder, shall be entitled to receive the opinion provided for in clause (i).

1.5      Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder or Holders of Registrable Securities furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them, and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing for purposes of complying with the Securities Act and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 1.

1.6 Indemnification.

(a)      To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, partners, members, officers,

stockholders, legal counsel, accountants, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter (as defined in the Securities Act), if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification, or the like), or any amendment or supplement thereto, incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act, the Exchange Act or state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, members, officers, stockholders, legal counsel and accountants, and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action, as such expenses are incurred, provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling Person, underwriter, or other aforementioned Person and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)      Each Holder will (severally and not jointly), if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of their officers, directors, and partners and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that that in no event shall any indemnity under this Section 1.6 exceed the net proceeds received by such Holder in such offering.

(c)      Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.6 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)      If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any claim, loss, damage, liability or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified party, on the other hand, in connection with the statements or omissions that resulted in such claim, loss, damage, liability, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.6 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above. In no event shall any contribution by a Holder under this Section 1.6 exceed the net proceeds received by such Holder in such offering.

(e)      The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, and liabilities referred to above in this Section 1.6 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of
Section 1.6(c). No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)      The obligations of the Company and Holders under this Section 1.6 shall survive the completion of any offering of Registrable Securities in a registration statement.

1.7      Expenses of Registration. All Registration Expenses incurred in connection with any registration effected pursuant to this Section 1 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of the registered securities included in such registration, pro rata on the basis of the number of shares so registered.

1.8      Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit such Holders to sell securities of the Company to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)      Make and keep current public information available, as those terms are understood and defined in Rule 144;

(b)      File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)      So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request, to the extent accurate, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company so filed by the Company, and such other reports and documents of the Company so filed by the Company and such other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of Rule 144 or any other rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act).

1.9      Affiliate Status. Nothing in this Agreement shall be construed as an acknowledgment or admission with respect to any Holder’s status as an Affiliate of the Company.

1.10    Transfer of Registration Rights. The rights to cause the Company to register securities granted to any party hereto under Section 1 may be assigned by a Holder provided that the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned. Such transferees (i) may not be competitors of the Company in any respect other than by virtue of an acquisition of Holder, and (ii) in the case of any transfer to an entity that is not an Affiliate of a Holder, shall be limited to two such transferees.

1.11      Procedure for Underwriter Cutbacks. In any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company with registration rights (the “Other Shares”) requested to be included in a registration on behalf of Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated (a) first, pro rata among the Initiating Holder(s), based on the number of Registrable Securities held by such Initiating Holder(s), or in such other proportions as shall mutually be agreed to by all such Initiating Holder(s), and (b) second, pro rata among all selling Holders that are not Initiating Holder(s), to the extent that any Registrable Securities may be sold by selling Holders in such underwriting in excess of the number of Registrable Securities sold by the Initiating Holder(s).

1.12      Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration statement filed by the Company, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his, her or its securities will not reduce the amount of the Registrable Securities of the Holders which is included.

1.13      Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1.2 and 1.3 shall terminate and be of no further force and effect at such time as (a) the Common Stock is listed on the New York Stock Exchange or The Nasdaq Stock Market; (b) no Registrable Securities held by such Holder bear any restrictive legends, and (c) such Holder’s Registrable Securities may be sold into the public market without regard to any contractual restriction or any volume, manner of sale or other restriction under Rule 144.

1.14      Section 1145 of the Bankruptcy Code. The Company hereby covenants and agrees that the initial issuance of the Shares pursuant to the Mesa Plan is exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code, and as such the certificates representing the Shares shall not be stamped or otherwise imprinted with any legends.    The rights of any Holder to cause the Company to register Registrable Securities pursuant to this Section 1 shall apply without regard to the application of Section 1145 of the Bankruptcy Code to the initial issuance of the Shares.

2.       Affirmative Covenants of the Company. The Company hereby covenants and agrees as follows:

2.1      Financial Information.

(a)      The Company will furnish to the Investor the following:

(i)      As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, all in reasonable detail and certified by independent certified public accountants of national standing selected by the Company and approved by the Board; provided, however, that the delivery requirement set forth in this Section 2.1(a)(i) shall be deemed satisfied by the Company’s timely filing of such information in an Annual Report on Form 10-K filed with the Commission in compliance with the requirements of the Exchange Act; and

(ii)      As soon as practicable after the end of each of the first three quarters of each fiscal year, and in any event within 45 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal quarter, and consolidated statements of income and cash flow for such period and for the current fiscal year to date; provided, however, that the delivery requirement set forth in this Section 2.1(a)(ii) shall be deemed satisfied by the Company’s timely filing of such information in a Quarterly Report on Form 10-Q filed with the Commission in compliance with the requirements of the Exchange Act.

(b)      The Investor may elect to terminate its right to receive financial information pursuant to this Section 2.1 at any time, temporarily or permanently, by giving notice of such election to the Company pursuant to Section 3.4.

2.2      Investor Approval Rights. Neither the Company nor any subsidiary of the Company shall, without the prior written consent of the Investor:

(a)      Enter into any transaction with a related person (as defined in Item 404 of Regulation S-K promulgated under the Exchange Act), except for compensation transactions in the ordinary course of business that have been approved by a majority of the Company’s independent directors;

(b)      Pay dividends or make other distributions to stockholders, or repurchase, redeem or retire any shares of capital stock of the Company (except pursuant to the Company’s or any subsidiary’s employee equity incentive plans); provided, however, that the Investor shall be deemed to have approved the payment of dividends or other distributions to stockholders solely from the net cash proceeds actually received by the Company from the sale of its debt and equity investment in Spirit Airlines, Inc. (the “Spirit Proceeds”) if and to the extent the Spirit Proceeds (including any amounts used to repay the Notes) exceed $125,000,000;

(c)      Make any payment with respect to the Notes or redeem, repurchase or retire any Notes other than on a pro rata basis in accordance with the priority of such Notes established by the Indenture;

(d)      Amend the Company’s certificate of incorporation or bylaws in any manner that would adversely affect the Investor relative to any other security holder of the Company (including in connection with the issuance of preferred stock);

(e)      Increase the number of shares available for grant under the Company’s or any subsidiary’s equity incentive plans; or

(f)      Enter into any amendment or waiver to the terms of the Indenture (the “Indenture”) among the Company, the subsidiary guarantors signatory thereto, and US Bank National Association, as trustee, governing the issuance of the Company’s 8% Notes (Series A), 8% Notes (Series B), US Airways Notes and Management Notes (collectively, the “Notes”), whether through a supplemental indenture, consent of the noteholders, or otherwise, if such amendment, waiver or other action would adversely impact the rights of the Investor under the US Airways Notes.

2.3 “Most Favored Nation” Covenant.

(a)      The Company shall not agree to any protective provision benefiting any other stockholder of the Company unless (1) the Company shall have granted to the Investor rights at least as favorable as those proposed to be granted to any such stockholder, and (2) such protective provision entitles the Investor to vote its shares of Common Stock with respect to the matter(s) covered thereby.

(b)      In addition to the foregoing, the Company shall not grant any of the following rights to any party receiving 1,000,000 or fewer shares of Common Stock in connection with the Mesa Plan, unless equivalent or greater rights shall have been granted to the Investor:

(i)      Any right to appoint a member of the Board or to attend meetings of the Board or any committee thereof; or

(ii)      Approval rights with respect to:

(A)      the exercise of drag-along rights;

(B)      any public offering or similar transaction with respect to the Company’s securities;

(C)      the incurrence of any material indebtedness;

(D)      the issuance of preferred stock of the Company;

(E)      the amendment of the Company’s certificate of incorporation or bylaws;

(F)      the adoption of a business plan of the Company, or any amendment to a business plan in place at the time the Company emerges from bankruptcy;

(G)      the annual budget of the Company;

(H)      any significant acquisition by the Company or any subsidiary, the Sale of the Company or any other significant corporate transaction;

(I)      the Company’s or any subsidiary’s commitment to material capital expenditures; or

(J)      the appointment of a Chief Executive Officer or Chief Financial Officer of the Company.

2.4      Confirmation Regarding Certain Agreements. The Company confirms to Investor that, except as otherwise set forth on a schedule to this Agreement, neither it nor any of its subsidiaries is a party to any agreement or other understanding providing to any stockholder of the Company any contractual protection provision or similar veto or consent right to the taking of any action by the Company.

2.5      Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force or effect at such time as (a) the Common Stock is listed on the New York Stock Exchange or The Nasdaq Stock Market, and (b) the Investor and/or its Affiliates collectively no longer hold the greater of (i) 62.5% of the Shares or (ii) 4.9% of the Company’s Common Stock then outstanding; provided, however, that Sections 2.2(c) and (f) shall survive and remain effective for so long as Investor holds any US Airways Notes.

3. Miscellaneous.

3.1      Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without regard to choice of laws or conflict of laws provisions thereof.

3.2      Successors and Assigns. Except as otherwise specifically set forth in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

3.3      Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof.

3.4      Notices, Etc. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or five days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed

(a) if to the Investor, at the Investor’s address set forth on the signature page of this Agreement, or at such other address as the Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at its address set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to the Investor. Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered five days after proper deposit in a mailbox, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.

3.5      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Investor upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.6      Dispute Resolution Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

3.7      Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

3.8      Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

3.9      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10      Amendment and Waiver. Any provision of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

3.11      Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, the transactions contemplated hereby, or the subject matter hereof (whether based on contract, tort or any other theory).

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

MESA AIR GROUP, INC.

By:	/s/ Christopher J. Pappaioanou
Name: Christopher J. Pappaioanou
Title: V.P. & General Counsel

Address for Notice:

410 North 44th Street, Suite 100
Phoenix, Arizona 85008

INVESTOR:

US AIRWAYS, INC.

By:	/s/ Stephen L. Johnson
Name: Stephen L. Johnson
Title: EVP Corporate & Government Affairs

Address for Notice:

111 West Rio Salado Parkway
Tempe, Arizona 85281
Attention: Stephen L. Johnson